Pricing Supplement No. ELN-16 To the Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2)/424(b)(8) Registration Statement Nos. 333-202913 and 333-180300-03 November 17, 2015

Financial Products	$40,000,000 Equity-Linked Notes due November 19, 2020 Linked to the Performance of the Common Stock of MGM Resorts International

General

•	The securities do not provide for the regular payment of interest.

•	If the securities have not been redeemed prior to maturity and the product of the Final Level and the Conversion Ratio is greater than $1,000, at maturity you will receive, for each $1,000 principal amount of securities, a number of shares of the Underlying equal to the Conversion Ratio, plus a cash amount in respect of any fractional share, subject to your election to receive cash instead of shares. However, if the product of the Final Level and the Conversion Ratio is equal to or less than $1,000, you will receive, for each $1,000 principal amount of securities, a cash payment equal to $1,000.

•	We may redeem the securities, in whole but not in part, on any business day scheduled to occur on or after November 17, 2017 but prior to the Maturity Date. If we elect to redeem the securities, and if the product of the closing level of the Underlying on the Issuer Early Redemption Valuation Date and the Conversion Ratio is greater than $1,000, you will receive, for each $1,000 principal amount of securities, a number of shares of the Underlying equal to the Conversion Ratio, plus a cash amount in respect of any fractional share, subject to your election to receive cash instead of shares. However, if the product of the closing level of the Underlying on the Issuer Early Redemption Valuation Date and the Conversion Ratio is equal to or less than $1,000, you will receive, for each $1,000 principal amount of securities, a cash payment equal to $1,000.

•	You may redeem your securities, in whole but not in part, on any business day scheduled to occur on or after November 17, 2017 but prior to the Maturity Date. If you elect to redeem the securities, you will receive, for each $1,000 principal amount of securities, a number of shares of the Underlying equal to the Conversion Ratio, plus a cash amount in respect any fractional share, subject to your election to receive cash instead of shares.

•	The Conversion Ratio reflects an implied premium of approximately 49.80% over an intraday level of the Underlying on the Trade Date, and the level of the Underlying must rise by an amount sufficient to offset such implied premium before you will begin to participate in any appreciation of the Underlying.

•	You should be willing to accept the risks of owning equities in general and the common stock of MGM Resorts International in particular.

•	Senior unsecured obligations of Credit Suisse maturing November 19, 2020. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•	The securities priced on November 17, 2015 (the “Trade Date”) and are expected to settle on November 24, 2015 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$0.00	$1,000.00
Total	$40,000,000.00	$0.00	$40,000,000.00

(1) For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $990.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

November 17, 2015

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch

Underlying:	The securities are linked to the performance of the common stock of MGM Resorts International (the “Reference Share Issuer”). The ticker symbol is MGM UN <Equity>. For additional information on the Underlying, see “The Underlying” herein.

Reference Value:	On any trading day, the product of the closing level of the Underlying on such trading day and the Conversion Ratio.

Conversion Ratio:	The Conversion Ratio on any date is the product of (i) 29.551 and (ii) the share adjustment factor as of such date. The share adjustment factor is initially set equal to 1.0 on the Trade Date and is subject to adjustment as described under “Description of the Securities—Adjustments” in the accompanying product supplement.

Issuer Early Redemption:	We may redeem the securities in whole, but not in part, by delivering notice to the trustee on a business day at least five business days and not more than ten business days prior to the date we designate as the Issuer Early Redemption Date (the date of such notice, the “Issuer Early Redemption Notice Date”). The cash or shares to be paid or delivered per $1,000 principal amount of the securities on the Issuer Early Redemption Date will be as follows:

•	If the Reference Value on the Issuer Early Redemption Valuation Date is greater than $1,000, you will receive the Physical Delivery Amount in shares, plus a cash amount in respect of any fractional share, subject to your election to receive cash instead of shares as described below.
•	If the Reference Value on the Issuer Early Redemption Valuation Date is equal to or less than $1,000, you will receive a cash payment equal to $1,000.

No further payment will be made in respect of any securities following an Issuer Early Redemption. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Issuer Early Redemption Valuation Date:	The Issuer Early Redemption Valuation Date will be the second trading day immediately following the Issuer Early Redemption Notice Date. For purposes of the accompanying product supplement, the Issuer Early Redemption Valuation Date shall be a “calculation date,” subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Issuer Early Redemption Date:	Any business day occurring on or after November 17, 2017 but prior to the Maturity Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Investor Early Redemption:	If the securities have not been previously redeemed and provided that we have not already delivered notice of Issuer Early Redemption to the trustee in respect of an Issuer Early Redemption, on any business day beginning on the fourth scheduled business day prior to November 17, 2017 to but excluding the sixth scheduled business day before the Maturity Date, you may elect to redeem your securities by following the instructions specified in this pricing supplement under “Investor Early Redemption Mechanics.” If you exercise your early redemption right, on the Investor Early Redemption Date you will be entitled to receive the Physical Delivery Amount in shares, plus a cash amount in respect of any fractional share, subject to your election to receive cash instead of shares as described below. No further payment will be made in respect of any securities following an Investor Early Redemption. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Investor Early Redemption Valuation Date:	The Investor Early Redemption Valuation Date will be the trading day after we receive your Irrevocable Notice of Redemption, or the next trading day if such notice is received after 11:00 a.m. (New York City time). For purposes of the accompanying product supplement, the Investor Early Redemption Valuation Date shall be a “calculation date,” subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” For additional information, see “Investor Early Redemption Mechanics” and the

form of “Irrevocable Notice of Redemption” herein.

Investor Early Redemption Date:	The third business day following the applicable Investor Early Redemption Valuation Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Investor Early Redemption Mechanics:	To request redemption of your securities, you must instruct your broker or other person with whom you hold your securities to take the following steps through normal clearing system channels:

•	Fill out the Irrevocable Notice of Redemption attached to this pricing supplement;
•	Deliver your Irrevocable Notice of Redemption to us and The Bank of New York Mellon, as trustee, on any business day from and including the fourth scheduled business day prior to November 17, 2017 to but excluding the sixth scheduled business day before the Maturity Date; and
•	Transfer your book entry interest in the securities to The Bank of New York Mellon, as trustee, on or before the Investor Early Redemption Date.

Different firms have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of securities, you should consult the participant through which you own your interest for the relevant deadline. Any Irrevocable Notice of Redemption will be irrevocable. In the event that we have elected to redeem the securities prior to receiving your Irrevocable Notice of Redemption or we receive your Irrevocable Notice of Redemption that does not satisfy the conditions stated herein, we will disregard such Irrevocable Notice of Redemption. Any question as to the validity of an Irrevocable Notice of Redemption or as to whether such notice has been properly and timely given will be determined by us in our sole discretion.

Redemption Amount:	If the securities have not been previously redeemed, at maturity, the cash or shares to be paid or delivered per $1,000 principal amount of the securities will be, if the Reference Value on the Valuation Date is:

•	greater than $1,000, the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to your election to receive cash instead of shares as noted below.
•	equal to or less than $1,000, a cash payment equal to $1,000.
Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Physical Delivery Amount:

The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Underlying equal to the Conversion Ratio. We will calculate the Physical Delivery Amount in the aggregate for all securities you hold and in lieu of any fractional shares in respect of the aggregate Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the closing level of the Underlying on the Issuer Early Redemption Valuation Date, the closing level of the Underlying on the Investor Early Redemption Valuation Date or the Final Level, as applicable. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.

If you become entitled to receive the Physical Delivery Amount, at your election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the Reference Value on the (a) Issuer Early Redemption Valuation Date, (b) Investor Early Redemption Valuation Date or (c) Valuation Date, as applicable. To exercise your option to receive cash upon an Issuer Early Redemption, fill out the “Notice of Cash Election” attached to this pricing supplement and deliver it to us. We must receive your notice of such election on or before the business day immediately preceding the Issuer Early Redemption Valuation Date. To exercise your option to receive cash upon an Investor Early Redemption, we must receive notice of such election in the form “Irrevocable Notice of Redemption” provided herein. To exercise your option to receive cash at maturity, fill out the “Notice of Cash Election” attached to this pricing supplement and deliver it to us. We must receive notice of such election on or before the business day immediately preceding the Valuation Date. If we do not receive notice of your election to receive cash instead of shares, we will deliver the Physical Delivery Amount in shares.

Final Level:	The closing level of the Underlying on the Valuation Date.

Valuation Date:	November 16, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Maturity Date:	November 19, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

CUSIP/ISIN:	22546VQM1/US22546VQM18

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts

The table and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Underlying. The table and examples below assume (i) a hypothetical intraday level of the Underlying on the Trade Date of $22.59, (ii) a Conversion Ratio of 29.551 per $1,000 principal amount of securities, (iii) the securities have not been redeemed prior to maturity, (iv) a share adjustment factor of 1.0, (v) the term of the securities is exactly 5 years, (vi) the closing level of the Underlying is the same on the Valuation Date and the Maturity Date and (vii) you do not exercise your right to receive cash instead of the Physical Delivery Amount. The actual Conversion Ratio is set forth in “Key Terms” herein. Under these assumptions, you will not be entitled to participate in any appreciation of the Underlying unless the level of the Underlying increases by at least 49.80% from the Trade Date to the Valuation Date. The Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level. It is not possible to predict whether the securities will be redeemed. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table: Hypothetical Redemption Amounts

Final Level	Percentage Change from the assumed intraday level of the Underlying on the Trade Date to the Final Level	Reference Value on the Valuation Date (Final Level × Conversion Ratio)	Return on the Securities	Value of Redemption Amount (value of Physical Delivery Amount on the Valuation Date)
$45.18	100.00%	$1,335.11	33.51%	$1,335.11
$42.92	90.00%	$1,268.33	26.83%	$1,268.33
$40.66	80.00%	$1,201.54	20.15%	$1,201.54
$38.40	70.00%	$1,134.76	13.48%	$1,134.76
$36.14	60.00%	$1,067.97	6.80%	$1,067.97
$33.89	50.00%	$1,001.48	0.15%	$1,001.48
$33.84	49.80%	$1,000.00	0.00%	$1,000.00
$31.63	40.00%	$934.70	0.00%	$1,000.00
$29.37	30.00%	$867.91	0.00%	$1,000.00
$27.11	20.00%	$801.13	0.00%	$1,000.00
$24.85	10.00%	$734.34	0.00%	$1,000.00
$22.59	0.00%	$667.56	0.00%	$1,000.00
$20.33	−10.00%	$600.77	0.00%	$1,000.00
$18.07	−20.00%	$533.99	0.00%	$1,000.00
$15.81	−30.00%	$467.20	0.00%	$1,000.00
$13.55	−40.00%	$400.42	0.00%	$1,000.00
$11.30	−50.00%	$333.93	0.00%	$1,000.00
$9.04	−60.00%	$267.14	0.00%	$1,000.00
$6.78	−70.00%	$200.36	0.00%	$1,000.00
$4.52	−80.00%	$133.57	0.00%	$1,000.00
$2.26	−90.00%	$66.79	0.00%	$1,000.00
$0.00	−100.00%	$0.00	0.00%	$1,000.00

Examples:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The level of the Underlying increases by 70% from the assumed intraday level of the Underlying on the Trade Date to the Valuation Date. The Reference Value is calculated as follows:

Reference Value	=	Conversion Ratio × Final Level
	=	29.551 × $38.40
	=	$1,134.76

Because the Reference Value is greater than $1,000, you will be entitled to receive at maturity the Physical Delivery Amount. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is calculated as follows:

Physical Delivery Amount	=	Conversion Ratio
	=	29 shares of the Underlying (29.551 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares
	=	29 shares of the Underlying (29.551 rounded down) + cash in lieu of fractional shares equal to 0.551 × $38.40
	=	29 shares of the Underlying + $21.16
Value of Redemption Amount	=	(29 shares of the Underlying × $38.40) + $21.16
	=	$1,113.60 + $21.16
	=	$1,134.76

Because the level of the Underlying increases from the assumed intraday level of the Underlying on the Trade Date to the Valuation Date by more than 49.80%, the value of the Redemption Amount on the Valuation Date is greater than $1,000.

Example 2: The level of the Underlying increases by 10% from the assumed intraday level of the Underlying on the Trade Date to the Valuation Date. The Reference Value is calculated as follows:

Reference Value	=	Conversion Ratio × Final Level
	=	29.551 × $24.85
	=	$734.34

Because the level of the Underlying increases from the assumed intraday level of the Underlying on the Trade Date to the Valuation Date by not more than 49.80%, the Reference Value is less than $1,000. Therefore, the Redemption Amount is equal to the principal amount. You are entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 3: The level of the Underlying decreases by 50% from the assumed intraday level of the Underlying on the Trade Date to the Valuation Date. The Reference Value is calculated as follows:

Reference Value	=	Conversion Ratio × Final Level
	=	29.551 × $11.30
	=	$333.93

Because the Reference Value is less than $1,000, the Redemption Amount is equal to the principal amount. You are entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Although the Final Level is less than the assumed intraday level of the Underlying on the Trade Date, the value of the Redemption Amount is equal to $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE SECURITIES WILL PAY LESS THAN THE FULL APPRECIATION OF THE UNDERLYING, IF ANY — If the level of the Underlying appreciates over the term of the securities, you will not participate in such appreciation until the Underlying has appreciated by an amount sufficient to offset an implied premium of approximately 49.80%. This is because the Conversion Ratio reflects an implied premium over an intraday level of the Underlying on the Trade Date. As a result, the return on your securities in the case of an increase in the level of the Underlying will not equal the return of a direct investment in the Underlying. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. Any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlying. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL ISSUER EARLY REDEMPTION —The securities are subject to a potential Issuer Early Redemption on any business day scheduled to occur on or after November 17, 2017. Market events could affect our decision to redeem the securities. If we exercise the Issuer Early Redemption, you may not be able to invest in other securities with a similar level of risk that yield interest and, if the Reference Value on the business day immediately preceding the Early Redemption Notice Date is equal to or less than $1,000, you will not benefit from any appreciation of the Underlying.

Furthermore, the value of any shares we deliver to you on the Issuer Early Redemption Date could be less, and possibly significantly less, than the value of such shares on the Issuer Early Redemption Valuation Date. You could lose all or a significant amount of your investment if we deliver the Physical Delivery Amount and the value of the Physical Delivery Amount declines between the Issuer Early Redemption Valuation Date and the Issuer Early Redemption Date.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT YOU RECEIVE AT MATURITY OR UPON AN ISSUER EARLY REDEMPTION OR INVESTOR EARLY REDEMPTION MAY BE DIFFERENT THAN THE ACTUAL VALUE OF THE SHARES OF THE UNDERLYING ON THE DAY USED TO DETERMINE YOUR PAYMENT OR DELIVERY — If we deliver shares of the Underlying to you at maturity or upon an Issuer Early Redemption or Investor Early Redemption, the value of such shares at the time they are delivered to you could be different than the value of the shares of the Underlying as of the Valuation Date, Issuer Early Redemption Valuation Date or Investor Early Redemption Valuation Date, as applicable. This is because the value of the Physical Delivery Amount on the Issuer Early Redemption Valuation Date, Investor Early Redemption Valuation Date or Valuation Date, as applicable, could fluctuate, possibly decreasing, in the period between such date and the Issuer Early Redemption Date, Investor Early Redemption Date or Maturity Date, as applicable. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between such dates. You could lose all or a significant amount of your investment if we deliver the Physical Delivery Amount and the value of the Physical Delivery Amount declines between the Issuer Early Redemption Valuation Date, Investor Early Redemption Valuation Date or Valuation Date, as applicable, and the Issuer Early Redemption Date, the Investor Early Redemption Date or Maturity Date, as applicable.

You may also elect to receive the cash value of any shares of the Underlying we would otherwise be obligated to deliver. We will determine the cash value of such shares in the manner specified in this pricing supplement. Because there may be one or more days between the day on which we establish the cash value of the shares of the Underlying and the day on which we make payment to you, the shares could appreciate in value during such period. However, you will not benefit from any such appreciation because we will not modify the previously established cash value of the shares of the Underlying to take this appreciation into account.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	HEDGING AND TRADING IN THE UNDERLYING — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold shares of the Underlying. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the closing level of the Underlying on any trading day during the term of the securities, the value of the securities may be influenced by factors such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the time remaining until we can exercise the Issuer Early Redemption and you can exercise your Investor Early Redemption;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the hospitality industry;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment, which is based on the percentage change in the level of the Underlying, is not the same as the total return based on a purchase of the shares of the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Trigger Observation Dates and the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, MGM Resorts International owns, manages and invests in casino resorts that offer gaming, hotel, convention, dining, entertainment, retail and other resort amenities. The common stock of MGM Resorts International, par value $0.01 per share, is listed on the New York Stock Exchange. MGM Resorts International’s SEC file number is 001-10362 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 4, 2010 through November 17, 2015. The closing level of the Underlying on November 17, 2015 was $22.25. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Underlying, see the information set forth under “The Underlying” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the securities or instruments with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as indebtedness that is subject to the Contingent Debt Regulations, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt instruments that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•	the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. We are required to furnish holders the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. If the securities were priced as of the date of the Preliminary Pricing Supplement, the “comparable yield” for the securities would be a rate of 1.90% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. The comparable yield and projected payment schedule, both as determined on the pricing date, will be provided to holders upon request or may be included in the final pricing supplement. To request a copy of the comparable yield and projected payment schedule, holders should contact the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York, 10010. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Code section 67.

Upon the sale or other taxable disposition of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referrd to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a

U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. With respect to (i) transactions issued on or after January 1, 2016 and that are still outstanding on or after January 1, 2018 and (ii) transactions issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued after December 31, 2015, withholding will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S.

federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Exhibit A

Credit Suisse, Nassau Branch

U.S. $40,000,000 Equity-Linked Notes due November 19, 2020

Linked to the Performance of the Common Stock of MGM Resorts International

Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated November 17, 2015 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $40,000,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $40,000,000

Payment	Beginning	Accrual	Projected	Ending	OID	OID
Dates	AIP		Payment	AIP		(Daily)
19-May-16	$40,000,000.00	$316,033.86	$0.00	$40,316,033.86	$316,033.86	$1,805.91
19-Nov-16	$40,316,033.86	$327,668.57	$0.00	$40,643,702.43	$327,668.57	$1,820.38
19-May-17	$40,643,702.43	$330,331.69	$0.00	$40,974,034.12	$330,331.69	$1,835.18
19-Nov-17	$40,974,034.12	$333,016.46	$0.00	$41,307,050.58	$333,016.46	$1,850.09
19-May-18	$41,307,050.58	$335,723.05	$0.00	$41,642,773.64	$335,723.05	$1,865.13
19-Nov-18	$41,642,773.64	$338,451.64	$0.00	$41,981,225.28	$338,451.64	$1,880.29
19-May-19	$41,981,225.28	$341,202.41	$0.00	$42,322,427.69	$341,202.41	$1,895.57
19-Nov-19	$42,322,427.69	$343,975.53	$0.00	$42,666,403.22	$343,975.53	$1,910.98
19-May-20	$42,666,403.22	$346,771.19	$0.00	$43,013,174.41	$346,771.19	$1,926.51
19-Nov-20	$43,013,174.41	$349,589.58	$43,362,763.99	$0.00	$349,589.58	$1,942.16

Principal Amount: $1,000

Payment	Beginning	Accrual	Projected	Ending	OID	OID
Dates	AIP		Payment	AIP		(Daily)
19-May-16	$1,000.00	$7.90	$0.00	$1,007.90	$7.90	0.045148
19-Nov-16	$1,007.90	$8.19	$0.00	$1,016.09	$8.19	0.045510
19-May-17	$1,016.09	$8.26	$0.00	$1,024.35	$8.26	0.045879
19-Nov-17	$1,024.35	$8.33	$0.00	$1,032.68	$8.33	0.046252
19-May-18	$1,032.68	$8.39	$0.00	$1,041.07	$8.39	0.046628
19-Nov-18	$1,041.07	$8.46	$0.00	$1,049.53	$8.46	0.047007
19-May-19	$1,049.53	$8.53	$0.00	$1,058.06	$8.53	0.047389
19-Nov-19	$1,058.06	$8.60	$0.00	$1,066.66	$8.60	0.047774
19-May-20	$1,066.66	$8.67	$0.00	$1,075.33	$8.67	0.048163
19-Nov-20	$1,075.33	$8.74	$1,084.07	$0.00	$8.74	0.048554

*	The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 1.6255 % per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Exhibit B

IRREVOCABLE NOTICE OF REDEMPTION

Dated:

Credit Suisse International, Calculation Agent
11 Madison Avenue
New York, NY 10010
Attn: Kristeen Mehta and William Treen
Fax: 212-325-8171 and 212-743-3264

The Bank of New York Mellon
Institutional Trust Services
101 Barclay Street, 8W
New York, N.Y. 10286
Attn: Megan DeMarco
Fax: 412-234-7535

Ladies and Gentlemen:

The undersigned holder of the Equity Linked Notes due November 19, 2020 of Credit Suisse AG, acting through its Nassau branch (CUSIP No. 22546VQM1) (the “Securities”) hereby irrevocably elects to exercise an Investor Early Redemption with respect to the principal amount of Securities indicated below as of the day after receipt of this notice (or, if this letter is received after 11:00 a.m., as of the next trading day, subject to the occurrence of a market disruption event).

Unless indicated by check mark below, the undersigned acknowledges that the Physical Delivery Amount will be delivered in shares.

The undersigned hereby elects to exercise its option to receive cash (instead of shares) in connection with this Investor Early Redemption. ☐

Terms not defined herein have the meanings given to such terms in the Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015, Prospectus dated May 4, 2015 and Pricing Supplement dated November 17, 2015 relating to the Securities. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt and fax a copy to the fax number indicated, whereupon Credit Suisse AG will deliver the early redemption amount in accordance with the terms of the Securities.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of Securities indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Securities), (ii) it will cause the principal amount of Securities to be redeemed to be transferred to the Trustee on or before the Investor Early Redemption Date, and (iii) the principal amount of Securities to be redeemed pursuant to this notice is an integral multiple of $1,000.

Very truly yours,

Name of Holder

By:
Title:

$

Principal Amount of Securities to Be Surrendered (must be an integral multiple of $1,000)

Receipt of the Irrevocable Notice of Redemption
Is Hereby Acknowledged:

Credit Suisse AG, acting through its Nassau branch, as Issuer
By Credit Suisse International, as Calculation Agent

By:
Title:

Date and Time of Acknowledgement:

Exhibit C

NOTICE OF CASH ELECTION

Dated:

Credit Suisse International, Calculation Agent
11 Madison Avenue
New York, NY 10010
Attn: Kristeen Mehta and William Treen
Fax: 212-325-8171 and 212-743-3264

The Bank of New York Mellon
Institutional Trust Services
101 Barclay Street, 8W
New York, N.Y. 10286
Attn: Megan DeMarco
Fax: 412-234-7535

Ladies and Gentlemen:

The undersigned holder of the Equity Linked Notes due November 19, 2020 of Credit Suisse AG, acting through its Nassau branch (CUSIP No. 22546VQM1) (the “Securities”) hereby elects to exercise its option to receive cash (instead of shares) in connection with the Issuer Early Redemption or Redemption Amount, as applicable.

Terms not defined herein have the meanings given to such terms in the Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015, Prospectus dated May 4, 2015 and Pricing Supplement dated November 17, 2015 relating to the Securities.

The undersigned certifies to you that it is, or is duly authorized to act for, the beneficial owner of the principal amount of Securities indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Securities).

Very truly yours,

Name of Holder

By:
Title:

Credit Suisse